Exhibit 10.9

INDEMNITY AGREEMENT

THIS AGREEMENT is executed this          day of                         , 2008, by and between Rural/Metro Corporation, a Delaware corporation (the “Corporation”), and                          (the “Indemnitee”), a director and/or officer of the Corporation. This Agreement is effective as of the date hereof.

RECITALS:

A.    The Corporation believes it is important to the Corporation to retain and attract the most capable persons available.

B.    Increases in the incidence of litigation subject the Corporation and its executive officers and directors to significant risks at the same time that the availability and coverage of liability insurance have become uncertain.

C.    In recognition of the Indemnitee’s need for substantial protection against personal liability and in order to provide the Indemnitee with specific contractual assurances that such protection will be available to the Indemnitee, the Corporation desires to provide in this Agreement for the indemnification of and the advance of expenses to the Indemnitee and, to the extent officers’ and directors’ liability insurance is maintained by the Corporation, to provide for the coverage of the Indemnitee under the Corporation’s officers’ and directors’ liability insurance policies all in accordance with this Agreement.

D.    The Board of Directors of the Corporation has determined that this Agreement is fair as to the Corporation.

AGREEMENT:

NOW, THEREFORE, in consideration of the Indemnitee agreeing to continue to serve as a director and/or officer, and other good and valuable consideration, the parties hereto hereby agree as follows:

1.    Definitions.  As used in this Agreement:

(a)    “Change in Control” shall mean any one or more of the following transactions or situations:

(i)	A sale, transfer, or other disposition by the Corporation through a single transaction or a series of transactions of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities to any “Unrelated Person” or “Unrelated Persons” acting in concert with one another;

(ii)	A sale, transfer, or other disposition through a single transaction or a series of transactions of all or substantially all of the assets of the Corporation to an Unrelated Person or Unrelated Persons acting in concert with one another;

(iii)	A change in the ownership of the Corporation through a single transaction or a series of transactions such that any Unrelated Person or Unrelated Persons acting in concert with one another becomes the “Beneficial Owner,” directly or indirectly, of securities of the Corporation representing at least 30% of the combined voting power of the Corporation’s then outstanding securities;

(iv)	Any consolidation or merger of the Corporation with or into an Unrelated Person, unless immediately after the consolidation or merger the holders of the common stock of the Corporation immediately prior to the consolidation or merger are the Beneficial Owners of securities of the surviving corporation representing at least 50% of the combined voting power of the surviving corporation’s then outstanding securities;

(v)	During any period of two (2) years, individuals who, at the beginning of such period, constituted the Board of Directors of the Corporation cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period; and

(vi)	A change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Act”), or any successor regulation of similar import, regardless of whether the Corporation is subject to such reporting requirement.

For purposes of this definition, the terms (i) “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Act); (ii) “Unrelated Person” shall mean and include any Person other than the Corporation, a wholly-owned subsidiary of the Corporation, or an employee benefit plan of the Corporation; and (iii) “Beneficial Owner” shall have the same meaning as given to that term in Rule 13d-3 promulgated under the Act, provided that any pledgee of voting securities shall not be deemed to be the Beneficial Owner thereof prior to its acquisition of voting rights with respect to such securities.

If more than one of the transactions or situations referred to above occurs during the term of this Agreement, each shall be treated as a separate Change in Control.

(b)    “Damages” shall mean any and all liabilities, losses, damages, judgments, fines, assessments, charges, penalties, interest, amounts paid in settlement and any and all Expenses.

(c)    “Expenses” shall mean all attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in any Proceeding with respect to any Indemnifiable Event, or preparation in connection therewith.

(d)    “Indemnifiable Event” shall mean any event, act, omission, occurrence or circumstance related to the fact that the Indemnitee is or was an officer, director, employee or agent of the Corporation, or is or was serving, in any such capacity, at the request of the Corporation, with another corporation, partnership, joint venture, trust, enterprise or non-profit entity, including any subsidiary or any employee benefit plan.

(e)    “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Corporation or any Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement. Any Independent Counsel shall be selected by the Corporation and reasonably satisfactory to the Indemnitee.

(f)    “Proceeding” shall mean any threatened, pending or completed action, suit, investigation, inquiry or other proceeding, and any appeal, whether or not brought by or in the right of the Corporation or otherwise, and whether or not of a civil, criminal, administrative or investigative nature.

(g)    “Reviewing Party” shall mean (i) if a Change in Control shall not have occurred, an appropriate person or body consisting of a member or members of the Board of Directors or, to the extent permitted by applicable law, an appropriate person or body designated by the Board of Directors or if all members of the Board of Directors are parties to the proceeding in question, Independent Counsel or (ii) if a Change in Control shall have occurred, at the election of the Indemnitee, Independent Counsel or a majority of the disinterested directors, if any.

2.    Indemnity.  Subject only to the limitations set forth herein, the Corporation shall indemnify and hold harmless the Indemnitee, to the fullest extent permitted by law, for, from and against any and all Damages suffered or incurred by or on behalf of the Indemnitee in connection with or arising out of any Proceeding with respect to any Indemnifiable Event.

3.    Limitations on Indemnity.  Notwithstanding anything contained herein the Corporation shall not be obligated to indemnify or hold harmless the Indemnitee under this Agreement:

(a)    if and to the extent that such indemnification shall be prohibited by applicable law, as determined in the manner provided in this Agreement;

(b)    except as set forth in last sentences in of Section 4(b) and Section 7(b), with respect to a proceeding (or part thereof) initiated or brought voluntarily by such Indemnitee and not by way of defense;

(c)    for any amounts paid in settlement of an action indemnified against by the Corporation without the proper written consent of the Corporation; or

(d)    for Expenses and other liabilities arising from the purchase and sale by the Indemnitee of securities in violation of Section 16(b) of the Act, or any similar state or successor statute.

4.    Advance Payment of Expenses.

(a)    Expenses incurred by the Indemnitee in investigating, defending, being a witness or participating in a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within thirty (30) days after receipt by the Corporation of (i) a statement or statements from the Indemnitee requesting such advance or advances from time to time and (ii) an undertaking by or on behalf of the Indemnitee to repay such amount or amounts, if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized by this Agreement. Such undertaking shall be accepted without reference to the financial ability of the Indemnitee to make such repayment. Advances shall be unsecured and interest-free.

(b)    If and to the extent that a Reviewing Party determines that the Indemnitee would not be entitled to indemnification under this Agreement, (i) the Corporation shall not be obligated to advance Expenses to the Indemnitee and (ii) the Indemnitee shall reimburse the Corporation for all Expenses previously so advanced; provided, however, that if the Indemnitee shall have commenced or thereafter commences legal proceedings in a court of competent jurisdiction to determine whether the Indemnitee should be indemnified, the Corporation shall continue to advance Expenses as contemplated in the first sentence of Section 4(a) and the Indemnitee shall not be required to reimburse the Corporation for any such Expenses, unless and until such court (or its appellate level) determines, in a final non-appealable judicial determination, that the Indemnitee would not be entitled to indemnification under applicable law. Any determination by a Reviewing Party shall otherwise be final and conclusive. The Indemnitee’s Expenses incurred in connection with successfully establishing the Indemnitee’s right to advancements, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Corporation.

5.    Presumptions.  To the fullest extent permitted by law, the termination (in whole or in part) of any Proceeding, whether by judgment, order, settlement, conviction, or upon nolo contendere, or its equivalent, shall not create any presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification of the Indemnitee is prohibited by applicable law.

6.    Partial Indemnification.  If the Indemnitee is entitled to indemnification, whether pursuant to this Agreement or otherwise, for a portion, but not all, of the Damages, the Corporation shall, nevertheless, indemnify the Indemnitee for the portion of the Damages to which the Indemnitee is entitled. In addition, to the extent that the Indemnitee has been successful in defense of any or all Proceedings relating in whole or in part to an Indemnifiable Event, or in defense of any issue or matter (including, without limitation, any dismissal without prejudice), the Indemnitee shall be entitled to indemnification against all Expenses incurred in connection with those defenses.

7.    Procedure for Indemnification.

(a)    To obtain indemnification, the Indemnitee shall promptly submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification. The Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification. The Indemnitee shall be presumed to be entitled to indemnification under this Agreement upon submission of a request for indemnification pursuant to this Section 7, and the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. Such presumption shall be used as a basis for a determination of entitlement to indemnification unless the Corporation overcomes such presumption by clear and convincing evidence.

(b)    The Corporation’s determination whether to grant the Indemnitee’s indemnification request shall be made promptly by the Reviewing Party, and in any event within 60 days following receipt of a request for indemnification pursuant to Section 7(a). The right to indemnification provided herein shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation improperly denies such request, in whole or in part, or fails to respond within such 60-day period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of Expenses under Section 4 hereof where the required undertaking, if any, has been received by the Corporation) that the Indemnitee has not met the standard of conduct set forth herein or under applicable law, but the burden of proving such defense by clear and convincing evidence shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper nor the fact that there has been an actual determination by the Corporation that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has or has not met any applicable standard of conduct. The Indemnitee’s Expenses incurred in connection with successfully establishing the Indemnitee’s right to indemnification, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Corporation.

8.    Notification and Defense of Claim.

(a)    Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim thereof is to be made against the Corporation hereunder, notify the Corporation of the commencement thereof. The failure to promptly notify the Corporation of the commencement of the Proceeding, or the Indemnitee’s request for indemnification, will not relieve the Corporation from any liability that it may have to the Indemnitee hereunder, except to the extent the Corporation is prejudiced in its defense of such Proceeding as a result of such failure.

(b)    In the event the Corporation shall be obligated to indemnify or pay the Expenses of the Indemnitee with respect to a Proceeding, as provided in this Agreement, the Corporation, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel reasonably acceptable to the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same Proceeding, provided that (1) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in such Proceeding at the Indemnitee’s expense and (2) if (i) the employment of counsel by the Indemnitee has been previously authorized in writing by the Corporation, (ii) counsel to the Corporation or the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Corporation and the Indemnitee in the conduct of any such defense, or (iii) the Corporation shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of the Indemnitee’s counsel shall be at the expense of the Corporation, except as otherwise expressly provided by this Agreement. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Corporation or the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

(c)    Indemnitee shall not settle any claim indemnifiable under this Agreement without the prior written consent of the Corporation. The Corporation shall not settle any claim indemnifiable under this Agreement in any manner that would impose any penalty or limitation on the Indemnitee or which would not effect a complete release of the Indemnitee without the Indemnitee’s written consent. Neither the Corporation nor the Indemnitee shall unreasonably withhold consent to any proposed settlement.

9.    Insurance.  To the extent that the Corporation maintains an insurance policy or policies providing officers’ and directors’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any officer or director of the Corporation. The Corporation shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, or agreement or otherwise.

10.    Cooperation.  The Indemnitee and the Corporation shall cooperate in connection with the defense of any Proceedings as shall be reasonably required under the circumstances.

11.    Subrogation.  In the event of payment under this Agreement, the Corporation shall be subrogated, to the extent of such payment, to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do all things that may be necessary to secure such rights, including, without limitation, the execution of any and all documents necessary or appropriate to enable the Corporation effectively to bring suit to enforce such rights.

12.    Notice.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) days after being deposited in the United States mail, postage prepaid, registered or certified mail, by facsimile, provided that a confirming copy is delivered forthwith as herein provided, or courier addressed as follows:

If to the Corporation:	Rural/Metro Corporation 9221 East Via De Ventura Scottsdale, AZ 85258 Attn: Corporate Secretary Fax: (480) 606-3328

If to the Indemnitee:

and/or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section.

13.    Severable Provisions; Enforceability.  Each provision of this Agreement is intended to be severable. If any provision hereof shall be declared by a court of competent jurisdiction to be illegal, unenforceable or invalid for any reason whatsoever, such illegality, unenforceability or invalidity shall not affect the validity of any of the remainder of this Agreement. If any portion of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify the Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated on such ground or by any other applicable law. The parties hereto consent to any modification to this Agreement that a court of competent jurisdiction may make in order to make this Agreement legal, enforceable or valid.

14.    Indemnification Hereunder Not Exclusive; Change in Law.  Nothing in the Agreement shall be deemed to diminish or otherwise restrict the Indemnitee’s right to indemnification under any provision of the Certificate of Incorporation or Bylaws of the Corporation or under Delaware law. If and to the extent that any change in the law of Delaware (whether by statute or judicial action) permits greater indemnification by agreement than would be afforded currently under the Corporation’s Certificate of Incorporation or Bylaws, or by this Agreement, it is the intent of the parties that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change immediately upon the occurrence of such change, without further action on the part of the parties hereto.

15.    Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, DELAWARE LAW, REGARDLESS OF ANY CONFLICT-OF-LAW PRINCIPLES TO THE CONTRARY.

16.    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that the Indemnitee may not assign the Indemnitee’s rights hereunder and that any assignment by the Corporation shall not relieve the Corporation of its obligations hereunder. Any transfer by operation of law, pursuant to a merger or otherwise, shall constitute an assignment.

17.    Continuation of Indemnification.  The indemnification under this Agreement applies to the Indemnitee with respect to Indemnifiable Events occurring prior to or during the Indemnitee’s employment with or service as an officer and/or director of the Corporation and shall continue beyond any termination of employment by or service as an officer and/or director to the Corporation.

18.    Amendment, Modification or Waiver.  No amendment, modification or waiver of any condition, provision or term of this Agreement shall be valid or of any effect unless made in writing, signed by the party or parties to be bound and specifying with particularity the nature and extent of such amendment, modification or waiver. Failure on the part of any party to complain of any act or failure to act of another party or to declare another party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. Any waiver by any party of any default of another party shall not affect or impair any right arising from any other or subsequent default. Nothing herein shall limit the remedies and rights of the parties hereto under and pursuant to this Agreement.

19.    Supersedes Prior Agreement.  This Agreement supersedes any prior indemnification agreement between the Indemnitee and the Corporation or its predecessors.

20.    Savings.  Notwithstanding anything herein to the contrary, if this Agreement is invalidated in its entirety on any ground by any court of competent jurisdiction, the former indemnity agreement which existed between the Corporation and the Indemnitee shall govern and the Corporation shall nevertheless indemnify the Indemnitee to the full extent permitted under such former agreement.

21.    Employment Rights.  Nothing in this Agreement is intended to create in the Indemnitee any right to employment or continued employment.

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22.    Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute the original.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

RURAL/METRO CORPORATION	INDEMNITEE

By: Title: